UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2025

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Hartford Financial Services Group, Inc.
One Hartford Plaza, Hartford, Connecticut 06155
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HIG	The New York Stock Exchange
6.10% Senior Notes due October 1, 2041	HIG 41	The New York Stock Exchange
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share	HIG PR G	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition
On January 30, 2025, The Hartford Financial Services Group, Inc. (the "Company") issued (i) a news release announcing its financial results for the quarterly period ended December 31, 2024, and (ii) its Investor Financial Supplement (“IFS”) relating to its financial results for the quarterly period ended December 31, 2024. Copies of the news release and the IFS are furnished herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.
The Company is also announcing property and casualty reserve development for the fourth quarter of 2024 as set forth below.
Property and Casualty Reserves
(Dollar amounts in millions and before tax)

Unfavorable (Favorable) Prior Accident Year Development	For the three months ended December 31, 2024
Workers’ compensation	$(70)
Workers’ compensation discount accretion	10
General liability	130
Marine	—
Package business	—
Commercial property	—
Professional liability	(20)
Bond	(34)
Assumed reinsurance	—
Automobile liability - Commercial Lines	21
Automobile liability - Personal Lines	(17)
Homeowners	(13)
Net asbestos and environmental ("A&E") reserves	141
Catastrophes	(49)
Uncollectible reinsurance	(19)
Other reserve re-estimates, net	17
Prior accident year development, including full benefit for the adverse development cover ("ADC") cession	97
Change in deferred gain on retroactive reinsurance included in other liabilities [1]	4
Total prior accident year development	$101
[1] Change in deferred gain on retroactive reinsurance for the three months ended December 31, 2024, included a benefit for amortization of the Navigators ADC deferred gain of $58. The change in deferred gain for the three months ended December 31, 2024, also included $62 of adverse development on A&E reserves in excess of ceded premium paid.
Workers’ compensation reserves were decreased primarily for accident years 2020 and prior, driven by lower than anticipated claim severity.
General liability reserves were increased in the 2015 to 2018 accident years primarily in response to higher than expected construction defects claims activity in those years. In addition, the incurred but not reported reserves for more recent accident years were increased as management has observed an increase in severity on reported claims above expectations and anticipates a higher claim severity trend on unreported claims.
Professional liability reserves decreased due to favorable development on directors and officers claims driven by the 2020 to 2022 accident years combined with favorable errors and omissions experience in the 2018 accident year, partially offset by deterioration in older accident years.
Bond reserves decreased due to favorable development on commercial and contract surety and fidelity bonds, driven primarily by accident years 2019 and prior.
Automobile liability reserves – Commercial Lines increased primarily due to adverse loss development within accident years 2022 and 2023, driven by higher severity than estimated.
Automobile liability reserves – Personal Lines were decreased primarily in response to better than anticipated accident years 2021 and 2022 claim severity for bodily injury liability claims.
Homeowners reserves were decreased primarily due to favorable severity impacting accident years 2022 and 2023.

Asbestos and environmental reserves were reviewed in fourth quarter 2024 resulting in a $203 increase in reserves before ADC reinsurance, including $167 for asbestos and $36 for environmental. The Company ceded to the A&E ADC $62, which is accounted for as a deferred gain on retroactive reinsurance, representing the amount of losses ceded to the ADC in excess of ceded premium paid and up to the cumulative limit of the A&E ADC of $1.5 billion, resulting in adverse development of $141 net of the ADC reinsurance.
Catastrophe reserves were decreased primarily within Commercial Lines driven by a reduction in reserves in accident years 2020 to 2022 related to favorable emergence related to various hail events, as well as favorable development in both Commercial Lines and Personal Lines in accident year 2022 related to Hurricane Ian.
Uncollectible Reinsurance was decreased related to the reduction in a previously established reserve for an A&E reinsurer that entered into liquidation proceedings.
Other reserve re-estimates, net were increased primarily due to an increase in unallocated loss and loss adjustment expense ("ULAE") reserves within P&C Other Operations driven by an increase in gross asbestos and environmental reserves, partially offset by a decrease in reserves due to lower severity than expected on Personal Lines automobile physical damage for accident year 2023.
The information furnished pursuant to this Item 2.02, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

99.1	News Release of The Hartford Financial Services Group, Inc. dated January 30, 2025

99.2	Investor Financial Supplement of The Hartford Financial Services Group, Inc. for the quarterly period ended December 31, 2024

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 30, 2025	By:	/s/ Allison G. Niderno
		Name:	Allison G. Niderno
		Title:	Senior Vice President and Controller